Exhibit 23.1
CONSENT OF INDEPENDENT PETROLEUM ENGINEER
     As independent petroleum engineers, we hereby consent to the use of our name included herein or incorporated by reference in this Form 10-K by Quest Resource Corporation and to the reference to our estimates of reserves and present value of future net reserves as of December 31, 2006, into Quest Resource Corporation’s previously filed Registration Statements on Form S-8 (File Nos. 333-74560, 333-70431 and 333-132979) and Form S-3 (File Nos. 333-133243, 333-134216 and 333-140116).

Cawley and Gillespie & Associates, Inc. Petroleum Engineers

Ft. Worth, Texas
March 15, 2007